Exhibit 99.1

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Contact:	Rodney A. Young, President and CEO, (651) 484-4874
Dale H. Johnson, CFO, (651) 484-4874

Angeion Corporation Appoints James Ehlen, M.D. to Board of Directors

SAINT PAUL, Minn. (August 29, 2005) — Angeion Corporation (Nasdaq: ANGN) today announced the addition of Dr. K. James Ehlen to its Board of Directors effective August 30, 2005.  Dr. Ehlen’s appointment brings the total number of Angeion board members to five.

“We are excited about the addition of Dr. Ehlen to our Board of Directors,” stated Arnold Angeloni, Chair of the Angeion Board of Directors.  “Dr. Ehlen’s medical background, extensive experience as a chief executive, knowledge of the various markets we serve, and his commitment to the health improvement of individuals make him a valued asset to our team.  We believe his expertise in integrated healthcare networks, hospitals, physician offices and corporate employee health improvement is ideally matched with Angeion’s cardiorespiratory and New Leaf health & fitness markets,” Angeloni concluded.

“I am honored to join Angeion’s Board of Directors.  I have had opportunity to review the company’s strategy and technologies, gain a good understanding of markets Angeion serves, and meet and get to know members of its senior management team, all of which were factors in my decision to join the Angeion board.  I am looking forward to serving as a director as Angeion achieves its next level of success,” commented Dr. Ehlen.

Dr. Ehlen is currently Chief Executive Officer of Intrepid USA Healthcare, a Minnesota -based home health care provider.  Dr. Ehlen also serves as Chair of Halleland Health Consulting Group, a Minneapolis-based health consulting firm focusing on health and wellness, improving governance in health care organizations, and assisting early stage organizations to move forward successfully.  From February 2001 to February 2003, Dr. Ehlen served as Chief, Clinical Leadership for Humana Inc., a national managed care organization.  He was Executive Leader of Health Care Practice for Halleland Health Consulting Group from May 2000 to February 2001 and was a self-employed health care consultant from June 1999 to May 2000.  Beginning in 1988, Dr. Ehlen served in a series of executive roles beginning with CEO of Medica Health Plans through March of 1994.  He then became founder and co-CEO of Allina Health System in 1994 and served through June 1999.  He is currently serving on the board of several organizations including GelStat, Inc., Cardtronic Technology, Inc., Transoma Medical, and Health Fitness Corporation.  He is a long-standing member of the American College of Physician Executives.

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Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems for the management and improvement of cardiorespiratory health. The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ cardiorespiratory product technologies. These products, marketed under the New Leaf Health and Fitness brand (www.newleaffitness.com), help consumers effectively manage their weight and improve their fitness.  They are marketed to the consumer primarily through personal training studios, health and fitness clubs and other exercise facilities.  For more information about Angeion, visit www.angeion.com.

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The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including (i) the Company’s ability to successfully operate its Medical Graphics business including its ability to develop, improve and update its cardiorespiratory diagnostic products, (ii) the Company’s ability to successfully introduce its New Leaf Health & Fitness products including its New Leaf Weight Loss Program, (iii) the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics and New Leaf products and claims associated with its prior cardiac stimulation products, (iv) the Company’s ability to successfully resolve all issues in connection with ELA Medical’s claim for reimbursement and the Company’s product liability insurance coverage; (v) the Company’s ability to protect its intellectual property, and (vi) the Company’s dependence on third-party vendors.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended October 31, 2004, and subsequently filed reports.